AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

KEYON COMMUNICATIONS HOLDINGS, INC.

KeyOn Communications Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That the name of the Corporation is KeyOn Communications Holdings, Inc.

SECOND: That the prior name of the Corporation was Grant Enterprises, Inc.

THIRD: That the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 9, 2004.

FOURTH: That the Board of Directors of the Corporation has duly adopted resolutions proposing to amend and restate the Certificate of Incorporation, and that said amendment and restatement was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. This Amended and Restated Certificate of Incorporation amends and restates the provisions of the Certificate of Incorporation of the Corporation.

FIFTH: That the text of the Amended and Restated Certificate of Incorporation is hereby restated and further amended to read in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer, this 3rd day of February, 2010.

KEYON COMMUNICATIONS HOLDINGS, INC.

By:	/s/ A. Robert Handell
A. Robert Handell, Secretary

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EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

KEYON COMMUNICATIONS HOLDINGS, INC.

Article I.

The name of this corporation is KeyOn Communications Holdings, Inc. (the “Corporation”).

Article II.

The address of the registered office of this Corporation in the State of Delaware is 615 South DuPont Highway, Dover, Delaware 19901, County of Kent; and the name of the registered agent of the Corporation in the State of Delaware at such address is National Corporate Research, Ltd.

Article III.

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

Article IV.

A.        Classes of Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that this Corporation is authorized to issue One Hundred Seventy Five Million (175,000,000) shares. One Hundred Fifteen Million (115,000,000) shares shall be Common Stock each with a par value of $0.001 per share and Sixty Million (60,000,000) shares shall be Preferred Stock, each with a par value of $0.001 per share. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, voting together in accordance with Article IV.B.5(a) hereof.

B.        Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. The rights, preferences, privileges, and restrictions granted to and imposed on the Series Cal Cap Preferred Stock, which series shall consist of Thirty Million (30,000,000) shares (the “Series Cal Cap Preferred Stock”) and the Series KIP Preferred Stock, which series shall consist of Thirty Million (30,000,000) shares (the “Series KIP Preferred Stock” and collectively with the Series Cal Cap Preferred Stock, the “Series Cal Cap/KIP Preferred Stock”), are as set forth below in this Article IV.B.

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1.	Dividend Provisions.

(a)        The holders of shares of Series Cal Cap Preferred Stock and Series KIP Preferred Stock shall be entitled to receive dividends, on a pari passu basis, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock of this Corporation, at the rate of 10% of the Original Series Cal Cap Issue Price (as defined below) per share per annum for the Series Cal Cap Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like (collectively, “Recapitalizations”)) and 10% of the Original Series KIP Issue Price (as defined below) per share per annum for the Series KIP Preferred Stock (as adjusted for any Recapitalizations), payable within thirty (30) days following the last day of each fiscal quarter. Such dividends shall accrue on each share from the date of issuance, and shall accrue from day to day, whether or not earned or declared and shall be payable at the election of the holder in either cash or additional shares of Series Cal Cap Preferred Stock or Series KIP Preferred Stock, as applicable; provided, however, that for the first two years following the Purchase Date, all dividends shall be payable in additional shares of Series Cal Cap Preferred Stock or Series KIP Preferred Stock, as applicable, unless the Corporation notifies the holder that it elects anytime during such two year period to pay any such dividends in cash. The additional shares of Series Cal Cap Preferred Stock or Series KIP Preferred Stock shall be valued as provided in Article IV.B.2(c)(i)(A) as if such shares are Common Stock. Unless the Corporation is notified otherwise by the holder, following the second anniversary of the Purchase Date, the dividends thereafter shall be paid in additional shares of Series Cal Cap Preferred Stock or Series KIP Preferred Stock, as applicable. Such dividends shall be cumulative so that, if such dividends in respect of any previous or current quarterly dividend period, at the annual rate specified above, shall not have been paid the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for the Common Stock. Cumulative dividends with respect to a share of Series Cal Cap Preferred Stock and Series KIP Preferred Stock which are accrued, payable and/or in arrears shall, upon conversion of such share to Common Stock, subject to the rights of series of Preferred Stock which may from time to time come into existence, be paid to the extent assets are legally available therefor and any amounts for which assets are not legally available shall be paid promptly as assets become legally available therefor. Any partial payment shall be made ratably among the holders of Series Cal Cap/KIP Preferred Stock in proportion to the payment each such holder would receive if the full amount of such dividends were paid.

(b)       After payment of the full amount of any dividends pursuant to Article IV.B.1, any additional dividends shall be distributed among all holders of Common Stock.

2.	Liquidation Preference.

(a)       In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, the holders of Series Cal Cap Preferred Stock and Series KIP Preferred Stock shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Common

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Stock by reason of their ownership thereof, (i) for the Series Cal Cap Preferred Stock, an amount per share equal to greater of (I) the sum of (A) the product of (1) 1.5 and (2) the aggregate amount paid to, or deemed to be paid to, the Corporation in connection with the issuance of such shares of Series Cal Cap Preferred Stock divided by the number of shares of Series Cal Cap Preferred Stock issued by the Corporation (the “Original Series Cal Cap Issue Price”) for each outstanding share of Series Cal Cap Preferred Stock and (B) an amount equal to all accrued but unpaid dividends on such share (subject to adjustment for Recapitalizations) and (II) the amount of cash, securities or other property which such holder would be entitled to receive in such liquidation, dissolution or winding up of this Corporation with respect to such shares if such shares had been converted to Common Stock immediately prior to such liquidation, dissolution or winding up of this Corporation and (ii) for the Series KIP Preferred Stock, an amount per share equal to the greater of (I) the sum of (A) the product of (1) 1.5 and (2) the aggregate amount paid to the Corporation in connection with the issuance of such shares of Series KIP Preferred Stock divided by the number of shares of Series KIP Preferred Stock issued by the Corporation (the “Original Series KIP Issue Price” and collectively with the Original Series Cal Cap Issue Price, the “Original Issue Prices”) for each outstanding share of Series KIP Preferred Stock and (B) an amount equal to all accrued but unpaid dividends on such share (subject to adjustment for Recapitalizations) and (II) the amount of cash, securities or other property which such holder would be entitled to receive in such liquidation, dissolution or winding up of this Corporation with respect to such shares if such shares had been converted to Common Stock immediately prior to such liquidation, dissolution or winding up of this Corporation. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series Cal Cap Preferred Stock and Series KIP Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of this Corporation legally available for distribution to stockholders shall be distributed ratably among the holders of the Series Cal Cap Preferred Stock and Series KIP Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Article IV.B.2(a).

(b)       Upon completion of the distributions required by Article IV.B.2(a), the holders of Series Cal Cap/KIP Preferred Stock shall not be entitled to any further participation as such in any distribution of the assets or funds of the Corporation.

(c)       For purposes of this Article IV.B.2, a liquidation, dissolution or winding up of this Corporation shall be deemed to be occasioned by, or to include (unless the holders of at least a majority of the voting power of the Series Cal Cap/KIP Preferred Stock then outstanding, voting together as a single class, with voting rights determined in accordance with Article IV.B.5, shall determine otherwise), (A) the acquisition of this Corporation by another entity by means of any reorganization, merger or consolidation (but excluding any reorganization, merger or consolidation effected exclusively for the purpose of changing the domicile of the Corporation), or any transaction or series of related transactions in which the Corporation’s stockholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions (by virtue of securities issued in such transaction or series of related transactions) fail to hold at least 50% of the voting power of the resulting or surviving corporation following such transaction or series of related transactions; (B) a sale of all or substantially all of the assets of this Corporation; provided, however, that the initial issuance and sale of this Corporation’s

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Common Stock and the Series Cal Cap/KIP Preferred Stock shall not be deemed to be a liquidation, dissolution or winding up of this Corporation; or (C) the grant of an exclusive license to all or substantially all of the Corporation’s intellectual property that is used to generate all or substantially all of the Corporation’s revenues.

(i)        In any of such events, if the consideration received by this Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors of this Corporation. Any securities shall be valued as follows:

(A)      The value of securities not subject to investment letter or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be:

(1)       if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period (or portion thereof) ending three (3) days prior to the closing;

(2)       if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period (or portion thereof) ending three (3) days prior to the closing; and

(3)       if there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors of this Corporation including the member thereof elected by the holders of the Series Cal Cap/KIP Preferred Stock pursuant to Article IV.B.5(b).

(B)      The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the value determined as above in Article IV.B.2(c)(i)(A) to reflect the approximate fair market value thereof, as determined by the Board of Directors of this Corporation including the member thereof elected by the holders of the Series Cal Cap/KIP Preferred Stock pursuant to Article IV.B.5(b).

(ii)       In the event the requirements of this Article IV.B.2(c) are not complied with, this Corporation shall forthwith either:

(A)      cause such closing to be postponed until such time as the requirements of this Article IV.B.2(c) have been complied with; or

(B)      cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series Cal Cap/KIP Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Article IV.B.2(c)(iii) hereof.

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(iii)      This Corporation shall give each holder of record of Series Cal Cap/KIP Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Article IV.B.2, and this Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this Corporation has given the first notice provided for herein or sooner than ten (10) days after this Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

3.                 Redemption. Neither the Corporation nor the holders of Series Cal Cap/KIP Preferred Stock shall have the unilateral right to call or redeem or cause to have called or redeemed any shares of the Series Cal Cap/KIP Preferred Stock.

4.                 Conversion. The holders of the Series Cal Cap/KIP Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)       Right to Convert. Each share of Series Cal Cap/KIP Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price applicable to such share by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Series Cal Cap/KIP Preferred Stock shall be the applicable Original Issue Price; provided, however, that the Conversion Price for the Series Cal Cap/KIP Preferred Stock shall be subject to adjustment as set forth in Article IV.B.4(d).

(b)       Automatic Conversion. Each share of Series Cal Cap/KIP Preferred Stock shall automatically be converted into shares of Common Stock at its Conversion Price at the time in effect for the Series Cal Cap/KIP Preferred Stock immediately on the date specified by written consent or agreement of the holders of at least majority of the then outstanding shares of Series Cal Cap/KIP Preferred Stock voting together as a single class with voting power determined as provided in Article IV.B.5 below.

(c)       Mechanics of Conversion. Before any holder of Series Cal Cap/KIP Preferred Stock shall be entitled to convert the same into shares of Common Stock, he, she or it shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a

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certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series Cal Cap/KIP Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended (the “Act”), the conversion may, at the option of any holder tendering Series Cal Cap/KIP Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Series Cal Cap/KIP Preferred Stock shall not be deemed to have converted such Series Cal Cap/KIP Preferred Stock until immediately prior to the closing of such sale of securities.

(d)       Conversion Price Adjustments of Preferred Stock. The Conversion Price of the Series Cal Cap/KIP Preferred Stock shall be subject to adjustment from time to time as follows:

(i)               (A)      If this Corporation shall issue, after the date upon which any shares of Series Cal Cap/KIP Preferred Stock were first issued (the “Purchase Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series Cal Cap/KIP Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series Cal Cap/KIP Preferred Stock in effect immediately prior to each such issuance shall (except as otherwise provided in this Article IV.B.4(d)(i)) be adjusted concurrently with such issuance to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding and deemed issued pursuant to Article IV.B.4(d)(i)(E) immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding and deemed issued pursuant to Article IV.B.4(d)(i)(E) immediately prior to such issuance plus the number of shares of such Additional Stock.

(B)      No adjustment of the Conversion Price for the Series Cal Cap/KIP Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in Article IV.B.4(d)(iii) and Article IV.B.4(d)(iv), no adjustment of such Conversion Price pursuant to this Article IV.B.4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C)      In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting

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any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D)      In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E)       In the case of the issuance (whether before, on or after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Article IV.B.4(d)(i) and Article IV.B.4(d)(ii):

(1)       The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Article IV.B.4(d)(i)(C) and Article IV.B.4(d)(i)(D)), if any, received by this Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

(2)       The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Article IV.B.4(d)(i)(C) and Article IV.B.4(d)(i)(D)).

(3)       In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of each series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

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(4)       Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of each series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5)       The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Article IV.B.4(d)(i)(E)(1) and Article IV.B.4(d)(i)(E)(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Article IV.B.4(d)(i)(E)(3) or Article IV.B.4(d)(i)(E)(4).

(ii)       “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Article IV.B.4(d)(i)(E)) by this Corporation after the applicable Purchase Date other than:

(A)      shares of Common Stock issued pursuant to a transaction described in Article IV.B.4(d)(iii) hereof;

(B)      shares of Common Stock issued or deemed issued to employees, consultants, officers, directors or vendors (if in transactions with primarily non-financing purposes) of this Corporation directly or pursuant to a stock option plan or restricted stock purchase plan approved by the stockholders and Board of Directors of this Corporation;

(C)      shares of Common Stock issued or issuable (I) in a bona fide, firmly underwritten public offering under the Act before which or in connection with which all outstanding shares of Preferred Stock will be automatically converted to Common Stock, or (II) upon exercise of warrants or rights granted to underwriters in connection with such a public offering;

(D)      shares of Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding as of the Purchase Date or subsequently issued after the Purchase Date in accordance with this Article IV.B.4(d)(ii);

(E)       shares of Common Stock issued or issuable in connection with a bona fide business acquisition of or by this Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, each as approved by the Board of Directors of this Corporation; or

(F)       shares of Common Stock issued or issuable to persons or entities with which this Corporation has business relationships provided such issuances are for other than primarily equity financing purposes.

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(iii)      In the event this Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series Cal Cap/KIP Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(iv)      If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series Cal Cap/KIP Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e)       Mandatory Conversion. Notwithstanding anything herein to the contrary, if after the Purchase Date, the VWAP for each of any 10 consecutive Trading Days, which period shall have commenced only after the Purchase Date (such period the “Threshold Period”), exceeds:

(i)        with respect to the Series Cal Cap Preferred Stock, the product of (i) 5 and (ii) the Original Series Cal Cap Issue Price (subject to appropriate adjustments for any stock dividend, stock split, stock combination, reclassification or similar transaction after the Issuance Date), the Corporation may, within 2 Trading Days after the end of any such Threshold Period, deliver a written notice to the holder of any shares of Series Cal Cap Preferred Stock (a “Forced Conversion Notice” and the date such notice is delivered to the holder, the “Forced Conversion Notice Date”) to cause such holder to immediately convert all or part of the shares of Series Cal Cap Preferred Stock then held by such holder plus, if so specified in the Forced Conversion Notice, accrued but unpaid dividends, into that number of shares of Common Stock as provided in Article IV.B.4(a); or

(ii)       with respect to the Series KIP Preferred Stock, the product of (i) 5 and (ii) the Original Series KIP Issue Price (subject to appropriate adjustments for any stock dividend, stock split, stock combination, reclassification or similar transaction after the Issuance Date), the Corporation may, within 2 Trading Days after the end of any such Threshold Period, deliver a Forced Conversion Notice to the holder of any shares of Series KIP Preferred Stock to cause such holder to immediately convert all or part of the shares of Series KIP Preferred Stock then held by such holder plus, if so specified in the Forced Conversion Notice, accrued but unpaid dividends, into that number of shares of Common Stock as provided in Article IV.B.4(a).

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In the event that the Corporation delivers a Forced Conversion Notice to a holder of Series Cal Cap/KIP Preferred Stock, as provided herein, any shares of Series Cal Cap/KIP Preferred Stock not duly surrendered to the Corporation for cancellation (with certificates representing such shares being duly endorsed and delivered to the Corporation) within 10 Trading Day following the applicable Forced Conversion Notice Date shall be deemed to be cancelled and no longer outstanding and the Corporation shall, as soon as practicable thereafter, issue and deliver to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Any accrued but unpaid dividends not converted into shares of Common Stock as provided in this Article IV.B.4(e) shall be paid in cash on the date of such conversion. For purposes of this Article IV.B.4(e), (i) “Trading Day” shall mean a day on which the principal Trading Market is open for business, (ii) “Trading Market” shall mean the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE Amex, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board and (iii) “VWAP” shall mean, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time); (b) if the Common Stock is not listed or quoted on a Trading Market and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (c) in all other cases, the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation.

(f)        Other Distributions. In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Article IV.B.4(d)(iii), then, in each such case for the purpose of this Article IV.B.4(f), the holders of the Series Cal Cap/KIP Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this Corporation into which their shares of Series Cal Cap/KIP Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Corporation entitled to receive such distribution.

(g)       Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Article IV.B.2 or this Article IV.B.4) provision shall be made so that the holders of Series Cal Cap/KIP Preferred Stock shall thereafter be entitled to receive upon conversion of such Series Cal Cap/KIP Preferred Stock the number of shares of stock or other securities or property of this Corporation or otherwise, to which a holder of the number of shares of Common Stock deliverable upon conversion of the Series Cal Cap/KIP Preferred Stock held by such holder would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article IV.B.4 with respect to the rights of the holders of Series Cal Cap/KIP Preferred Stock

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after the recapitalization to the end that the provisions of this Article IV.B.4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of Series Cal Cap/KIP Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(h)       No Impairment. This Corporation will not, by amendment of this Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Article IV.B.4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series Cal Cap/KIP Preferred Stock against impairment.

(i)     No Fractional Shares and Certificate as to Adjustments,

(i)        No fractional shares shall be issued upon the conversion of any share or shares of Series Cal Cap/KIP Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined in good faith by the Board of Directors. The number of shares of Common Stock to be issued upon such conversion shall be determined on the basis of the total number of shares of Series Cal Cap/KIP Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii)       Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series Cal Cap/KIP Preferred Stock pursuant to this Article IV.B.4, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Series Cal Cap/KIP Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Series Cal Cap/KIP Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Series Cal Cap/KIP Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of such Series Cal Cap/KIP Preferred Stock.

(j)        Notices of Record Date. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Series Cal Cap/KIP Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

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(k)       Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series Cal Cap/KIP Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series Cal Cap/KIP Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series Cal Cap/KIP Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series Cal Cap/KIP Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

(l)        Notices. Any notice required by the provisions of this Article IV.B.4 to be given to the holders of shares of Series Cal Cap/KIP Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation.

(m)      Waiver of Adjustment to Conversion Prices. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of the Series Cal Cap/KIP Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance by the vote or written consent of the holders of a majority of the outstanding shares of Series Cal Cap/KIP Preferred Stock. Any such waiver shall be binding upon all current and future holders of shares of Series Cal Cap/KIP Preferred Stock.

5.     Voting Rights.

(a)       General. The holder of each share of Series Cal Cap/KIP Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Series Cal Cap/KIP Preferred Stock could then be converted. With respect to such vote and except as otherwise expressly provided herein or as required by applicable law, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock as a single class, with respect to any matter upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b)     Election of Directors.

(i)        So long as no shares of Series Cal Cap/KIP Preferred Stock have been issued, the holders of shares of Common Stock shall be entitled, to elect all directors of the Corporation at or pursuant to each meeting or consent of the Corporation’s stockholders for the election of directors, to remove from office such directors, to fill any vacancy caused by

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the resignation or death of such directors and to fill any vacancy (by unanimous consent if done in writing, or by majority vote otherwise) caused by the removal of any such directors.

(ii)       So long as any shares of Series Cal Cap/KIP Preferred Stock remain outstanding, the holders of the Series Cal Cap/KIP Preferred Stock shall be entitled, voting separately as a single class, to elect such number of directors of the Corporation at or pursuant to each meeting or consent of the Corporation’s stockholders for the election of directors equal to the product of (i) the number of authorized director positions of the Corporation and (ii) a fraction, the numerator of which shall be the number of shares of Common Stock then issuable upon the conversion of the issued and outstanding shares of Series Cal Cap/KIP Preferred Stock, and the denominator of which shall be the sum of (A) the number of shares of Common Stock then issued and outstanding and (B) the number of shares of Common Stock then issuable upon the conversion of the issued and outstanding shares of Series Cal Cap/KIP Preferred Stock. Any resulting fractional number of directors that the holders of Series Cal Cap/KIP Preferred Stock are entitled to elect hereunder shall be rounded to the nearest whole number (with one-half being rounded upward). The holders of the Series Cal Cap/KIP Preferred Stock shall further have the right to remove from office any such director, to fill any vacancy caused by the resignation or death of any such director and to fill any vacancy (by unanimous consent if done in writing, or by majority vote otherwise) caused by the removal of any such director.

(iii)      to the extent that holders of the Series Cal Cap/KIP Preferred Stock are allowed to elect or remove any directors as provided in Article IV.B.5(b)(ii), the holders of shares of Common Stock shall be entitled, voting separately as a single class, to elect all remaining directors of the Corporation at or pursuant to each meeting or consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors, to fill any vacancy caused by the resignation or death of such directors and to fill any vacancy (by unanimous consent if done in writing, or by majority vote otherwise) caused by the removal of any such directors.

6.     Protective Provisions.

(a)       Subject to the rights of series of Preferred Stock which may from time to time come into existence, so long as any shares of Series Cal Cap/KIP Preferred Stock are outstanding, this Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series Cal Cap/KIP Preferred Stock voting separately as a single class:

(i)        alter or change, whether by merger, consolidation or otherwise, the rights, preferences or privileges of the shares of Series Cal Cap/KIP Preferred Stock so as to affect adversely such shares of Series Cal Cap/KIP Preferred Stock;

(ii)       increase or decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock or Common Stock;

(iii)      authorize or issue, or obligate itself to issue, whether by merger, consolidation or otherwise, any equity security of the Corporation, including any other

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security convertible into or exercisable for any equity security, having rights, preferences or privileges senior or on a parity with the Series Cal Cap/KIP Preferred Stock;

(iv)      issue any shares of Series Cal Cap/KIP Preferred Stock other than pursuant to the Note Purchase Agreement dated February 1, 2010 or the Securities Purchase Agreement dated February 1, 2010, each by and between the Corporation and a certain investor, or the promissory note attached to the Note Purchase Agreement;

(v)       effect any reclassification or recapitalization of the outstanding capital stock of the Corporation;

(vi)      amend the Corporation’s Certificate of Incorporation or Bylaws in a manner that adversely affects the holder the Series Cal Cap/KIP Preferred Stock;

(vii)     pay dividends or make other distributions on the capital stock of the Corporation (other than a dividend payable solely in shares of Common Stock); or

(viii)    approve any transaction that would be required to be disclosed as a related party transaction by a corporations that is subject to the reporting requirements under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

7.         Status of Converted Stock. In the event any shares of Series Cal Cap/KIP Preferred Stock shall be converted pursuant to Article IV.B.4, the shares so converted shall be cancelled and shall not be issuable by this Corporation. This Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in this Corporation’s authorized capital stock.

C.        Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV.C.

1.         Dividend Rights. Subject to Article IV.B.1 and the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of this Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2.         Liquidation Rights. Upon the liquidation, dissolution or winding of this Corporation, the assets of this Corporation shall be distributed as provided in Article IV.B.2.

3.         Redemption. Except as may otherwise be provided in a written agreement between the Corporation and a holder of Common Stock or the Bylaws of this Corporation, neither the Corporation nor the holders of Common Stock shall have the unilateral right to call or redeem or cause to have called or redeemed any shares of Common Stock.

4.         Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such

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matters and in such manner as may be provided by law; provided, however, that except as otherwise required by law, the holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the General Corporation Law.

Article V.

Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

Article VI.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation, and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

1.         The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

2.         After the original or other Bylaws of the Corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the Corporation may be exercised by the Board of Directors of the Corporation; provided, however, that any provision for the classification of directors of the Corporation for staggered terms pursuant to Section 141(d) of the General Corporation Law shall be set forth in an initial Bylaw or in a Bylaw adopted by the stockholders of the Corporation entitled to vote unless provisions for such classification shall be set forth in this Amended and Restated Certificate of Incorporation.

3.         Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the Corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of this Amended and Restated Certificate of Incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of Section 242(b)(2) of the General Corporation Law shall otherwise require; provided, that no

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share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

Article VII.

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

Article VIII.

A director of this Corporation shall, to the fullest extent permitted by the General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended, after approval by the stockholders of this Article VIII, to authorize any action by the Corporation which further eliminates or limits the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, shall not adversely affect any right or protection of a director of this Corporation existing at the time of such amendment, repeal, modification or adoption.

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Article IX.

The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

Any amendment, repeal or modification of this Article IX, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article IX, shall not adversely affect any right or protection existing at the time of such amendment, repeal, modification or adoption.

Article X.

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this Corporation.

Article XI.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Article XII.

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity such that a Covered Person (i) shall have no duty to communicate, or present an Excluded Opportunity to the Corporation or any of its subsidiaries, shall have the right to hold any Excluded Opportunity for such Covered Person’s own account, or to recommend, assign or otherwise transfer an Excluded Opportunity to persons other than the Corporation or any of its subsidiaries, and (ii) shall not be liable to the Corporation or any of its subsidiaries or any of their respective stockholders by reason of the fact that such Covered Person pursues or acquires such Excluded Opportunity for itself, directs, sells, assigns or otherwise transfers an Excluded Opportunity to another person, or does not communicate information regarding an Excluded Opportunity to the Corporation or any of its subsidiaries. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries,

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or (ii) any holder of Series Cal Cap/KIP Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”).

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